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                                      EXHIBIT 11

                 BEAUTICONTROL COSMETICS, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                   Three Months Ended       Nine Months Ended
                                  August 31, August 31,   August 31, August 31,
                                   1995        1994        1995       1995
 Income before cumulative
  effect of change in
  accounting principle            $ 906,816  $1,466,665   $4,065,684  $4,832,778
  Cumulative effect of change
  in accounting principle*               -            -            -     172,053

  Net income applicable to
  common stock                    $ 906,816  $1,466,665   $4,065,684  $5,004,831

  Common and common equivalent
  share:
     Weighted averge common
     shares outstanding           6,481,298   6,658,507    6,579,898   6,655,505
     Net effect of dilutive
     stock options based on the
     treasury stock method
     using average market price     271,086     370,936      313,103     352,457
     Weighted average common
     and common equivalent shares 6,752,384   7,029,443    6,893,001   7,007,962

  Earnings per common and
  common equivalent share:
     Before cumulative effect
     of change in accounting
     principle                    $     .13   $     .21    $     .59   $     .69
     Cumulative effect of
     change in accounting
     principle*                       -               -            -         .02

  Net income per common and
  common equivalent share         $     .13    $    .21    $     .59    $    .71

  Common share - assuming full
  dilution:
     Weighted average common
     shares outstanding           6,481,298   6,658,507    6,579,898   6,655,505
     Net effect of dilutive
     stock options based on the
     treasury stock method
     using the greater of the
     average or ending market
     price                          271,142     385,746      314,908     394,707
  Weighted average common
     shares - assuming full
     dilution                     6,752,440   7,044,253    6,894,806   7,050,212

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  Earnings per common share -
  assuming full dilution:
     Before cumulative effect
       of change in accounting
       principle                 $      .13   $     .21    $     .59     $   .69
     Cumulative effect of
       change in accounting              -            -            -         .02
       principle*
  Net income per common share
  - assuming full dilution       $      .13   $     .21    $     .59     $   .71

                                       8

 * Cumulative effect of change in accounting principle reflects the impact
   of the adoption of  Statement of Financial Accounting   Standards No.
   109 "Accounting for Income Taxes" which supercedes Statement of Financial Accounting Standards No. 96.
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